SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [x]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement
[x] Definitive proxy statement
[_] Definitive additional materials
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VULCAN MATERIALS COMPANY (Name of Registrant as Specified in Its Charter) ________________________________________ (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box): [x] No fee required. [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

March 30, 2001

To Our Shareholders:

          You are cordially invited to attend the annual meeting of the Shareholders of Vulcan Materials Company, which will be held in Birmingham, Alabama, on Friday, May 11, 2001, at 10:00 a.m., Central Daylight Time. The formal Notice of the annual meeting, the Proxy Statement and a proxy accompany this letter.

          We hope that you will attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You can also vote by proxy via the telephone or the Internet using the instructions on your proxy card. Your prompt vote will be greatly appreciated.

          Our Annual Report to Shareholders for 2000 is enclosed. We trust you will find it interesting and informative.

Sincerely yours, DONALD M. JAMES Chairman and Chief Executive Officer
NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 11, 2001
To the Shareholders of the Company:

          NOTICE IS HEREBY GIVEN that the annual meeting of the Shareholders of Vulcan Materials Company (the "Company") will be held at the headquarters of the Company, 1200 Urban Center Drive, Birmingham, Alabama, on Friday, May 11, 2001, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors to serve three-year terms.
2.	To approve the Executive Incentive Plan.
3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for 2001.
4.	To conduct such other business as may properly come before the meeting.
Shareholders who owned stock at the close of business on March 19, 2001, can vote at the meeting.
By Order of the Board of Directors, WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 March 30, 2001
NOTE - Please sign, date and return your proxy as promptly as possible whether you own one or many shares.

VULCAN MATERIALS COMPANY 1200 URBAN CENTER DRIVE BIRMINGHAM, ALABAMA 35242 PROXY STATEMENT FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 11, 2001

          The accompanying proxy is solicited by the Board of Directors of Vulcan Materials Company (the "Company") for use at the Company's annual meeting. The meeting will be held at the headquarters of the Company, 1200 Urban Center Drive, Birmingham, Alabama on May 11, 2001, at 10:00 a.m. local time. The proxies may also be voted at any adjournment or postponements of the meeting.

          A shareholder can revoke a proxy in one of three ways: giving written notice to the Secretary of the Company, delivering a later dated proxy or voting in person at the meeting.

          The mailing address of the principal executive offices of the Company is 1200 Urban Center Drive, Birmingham, Alabama 35242. The date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is March 30, 2001.

          Holders of shares of common stock of the Company of record at the close of business on March 19, 2001 are entitled to notice of and to vote at the meeting and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters presented at the meeting. On the record date there were 101,096,391 shares outstanding.

          The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominated directors. The affirmative vote of a majority of the votes cast is necessary to approve the Executive Incentive Plan and to ratify the appointment of Deloitte & Touche. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not included in the vote totals, and thus will not affect the outcome of the vote.

          Duly executed proxies without voting instructions will be voted FOR the election of all nominees, FOR approval of the Executive Incentive Plan and FOR the proposal to ratify the appointment of Deloitte & Touche LLP. The Board is not aware of any matters to be presented at the meeting other than the matters described in this Proxy Statement.

          All proxies are held in confidence, unless the shareholder writes comments on the proxy and under certain other circumstances. The votes are tabulated by independent third parties. The accompanying proxy is solicited by the Board of the Company and the solicitation costs will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone. The Company has retained Georgeson Shareholder Communications Corp. for a fee of approximately $7,000, plus expenses. The Company will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names.

1. ELECTION OF DIRECTORS

          The Company's Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting to serve a three-year term.

          The Board of Directors has nominated three persons for election as directors to serve three-year terms expiring in 2004 or until the director reaches mandatory retirement age, whichever is sooner. Unless otherwise directed, proxies will be voted in favor of these three nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. These nominees have consented to serve if elected, and the Board of Directors has no reason to believe that any of the persons nominated will be unable to accept election.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS TERMS EXPIRING IN 2004

Douglas J. McGregor
Age: 60. Director since 1992.
President and Chief Operating Officer, Burlington Industries, Inc., Greensboro, North Carolina (a leading softgoods manufacturer with interests in apparel, home fashions, carpets and rugs) since June 2000; Principal, C.A.M. Investments, Pepper Pike, Ohio (an investment firm), from January, 1999 until May 2000; Chairman and Chief Executive Officer, M. A. Hanna Company, Cleveland, Ohio (an international specialty chemicals company with interests in formulated polymers), from July, 1997 until October, 1998; President and Chief Executive Officer from January, 1997 to July, 1997.
Other directorships: Burlington Industries, Inc.; KeyCorp.
Committee memberships: Audit Review; Finance and Pension Funds; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 61. Director since 1986.(*)
President, Chief Executive Officer and Director of UroGenesys, Inc., Santa Monica, California (a biotechnology company developing therapeutics and diagnostic testing for cancer), since 1996.
Other directorships: Amgen, Inc.; Scios, Inc.; Unocal Corp.; Wells Fargo & Company.
Committee memberships: Audit Review; Executive; Finance and Pension Funds; Governance and Succession.
(*)Dr. Rice was first elected a director in 1986, and served until May, 1989, when he was appointed Secretary of the Air Force. He was reelected a director of the Company by the Board of Directors on February 12, 1993.

Orin R. Smith
Age: 65. Director since 1983.
Former Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services) from January, 1995 to January, 2001.
Other directorships: Applera Corporation; Engelhard Corporation; Ingersoll-Rand Company.
Committee memberships: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.
The Board of Directors of the Company recommends a vote FOR the nominees named above.

DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING IN 2003

Phillip W. Farmer
Age: 62. Director since 1999.
Chairman and Chief Executive Officer of Harris Corporation, Melbourne, Florida (an international communications equipment company) since 1995.
Other directorships: Harris Corporation
Committee memberships: Audit Review; Finance and Pension Funds.

James V. Napier
Age: 64. Director since 1983.
Former Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications).
Other directorships: Engelhard Corporation; Intelligent Systems, Inc.; McKesson HBOC; Personnel Group of America, Inc.; Scientific-Atlanta, Inc.; WABTEC, Inc.
Committee memberships: Audit Review; Compensation; Finance and Pension Funds.
TERMS EXPIRING IN 2002

Philip J. Carroll, Jr.
Age: 63. Director since 1999.
Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), since July, 1998; President and Chief Executive Officer of Shell Oil Company, Houston, Texas (a leading oil and natural gas producer; manufacturer, transporter and marketer of oil and chemicals products), prior thereto.
Other directorships: Boise Cascade Corporation; Fluor Corporation.
Committee memberships: Compensation; Safety, Health and Environmental Affairs.

Livio D. DeSimone
Age: 64. Director since 1987.
Former Chairman and Chief Executive Officer of Minnesota Mining & Manufacturing Company, St. Paul, Minnesota (a diversified manufacturer).
Other directorships: American Express Funds; Cargill, Incorporated; General Mills, Inc.; Milliken & Co.;
Minnesota Mining & Manufacturing Company; Target Corporation.
Committee memberships: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

Donald M. James
Age: 52. Director since 1996.
Chairman and Chief Executive Officer of the Company since May, 1997; President and Chief Executive Officer prior thereto.
Other directorships: Protective Life Corporation; Southern Company; SouthTrust Corporation.
Committee memberships: Executive.

Ann McLaughlin Korologos
Age: 59. Director since 1990.
Chairman Emeritus, The Aspen Institute, Aspen, Colorado (an independent, nonprofit organization whose programs are designed to enhance the ability of leaders to understand national and international issues), since August, 2000; Chairman from 1996 to 2000; Vice Chairman from August, 1993 to August 1996; Senior Advisor, Benedetto, Gartland & Company, Inc., New York, New York (an investment banking firm).
Other directorships: AMR Corporation; Donna Karan International, Inc.; Fannie Mae; Harman International Industries, Inc.; Host Marriott Corporation; Kellogg Company; Microsoft Corporation; Nordstrom, Inc. (retiring in May, 2001).
Committee memberships: Audit Review; Executive; Finance and Pension Funds; Safety, Health and Environmental Affairs.
BOARD OF DIRECTORS AND COMMITTEES

          In 2000, the Board of Directors held seven meetings. The Board of Directors has established six standing committees which have the responsibilities set forth below. All committees except the Executive Committee are composed entirely of outside directors.

          The Executive Committee has the same powers as the Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board of Directors. The Executive Committee did not meet in 2000.

          The Audit Review Committee advises the Board of Directors and the management of the Company from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the financial management of the Company. The Audit Review Committee also reviews with the firm of independent certified public accountants its audit procedures and other significant aspects of the annual audit made by the firm, and advises the Board of Directors of the adequacy of the audit by the independent certified public accountants. The Audit Review Committee met three times during 2000.

          The Compensation Committee interprets and administers the Company's Management Incentive Plan, the 1991 Long-Range Performance Share Plan and the 1996 Long-Term Incentive Plan. If the Company's shareholders approve the Executive Incentive Plan, the Compensation Committee will also interpret and administer that plan. It is comprised of nonemployee directors ineligible to participate in these plans. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each officer of the Company, each division president and each Chemicals Group business unit president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of the Company. It also makes recommendations to the Board of Directors concerning changes in the compensation of the directors of the Company. The Compensation Committee met two times during 2000.

          The Governance and Succession Committee: (a) conducts such meetings as are appropriate with other directors, officers, other employees of the Company, or any other persons whom it might select for purposes of discussing with them (i) the tenure and selection of persons for membership on the Board of Directors and (ii) the tenure and selection of a successor to the chief executive officer, and (b) makes appropriate recommendations to the Board of Directors with respect thereto. This Committee will consider nominees for director recommended by shareholders for 2002 if such recommendations are made in writing, addressed to the Committee, in care of the Secretary of the Company, at the principal office of the Company, and are received by December 1, 2001. The Governance and Succession Committee met two times during 2000.

          The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing the Company's policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring the Company's compliance with safety, health and environmental laws and regulations. The SHE Committee met two times during 2000.

          The Finance and Pension Funds Committee has responsibility for overseeing the Company's financial affairs and recommending to the Board of Directors financial policies and actions to accommodate the Company's goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about the Company's financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. The Finance and Pension Funds Committee met two times in 2000.
COMPENSATION OF DIRECTORS

          Members of the Board of Directors who are not employees of the Company are paid a retainer of $30,000 per year, plus a fee of $1,500 for each meeting attended.

          Each member of a committee who is not an employee of the Company is paid a fee of $1,500 for each committee meeting attended in person or by telephone and for each unanimous consent to action in lieu of meeting executed. In addition, each chairman of a committee who is not an employee of the Company is paid a fee of $5,000 per year for service as chairman of a committee.

          The Company has a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Deferred Compensation Plan") under which payment to nonemployee directors of their compensation as directors may be deferred for certain periods or until they cease to be directors. Currently, seven directors are deferring their fees pursuant to the Deferred Compensation Plan. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted to the equivalent of that number of shares of the Company's common stock (based on the market price at the time of deferral) that could be purchased with the deferred amounts, and are thereafter credited with amounts equal to dividends thereon (also converted to stock equivalents). All payments elected to be stock-based under the Deferred Compensation Plan are in the form of stock. All amounts elected to be paid in cash are paid in cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation would be made within 30 days if (i) there is a Change in Control (as defined in the Deferred Compensation Plan) and (ii) at any time after a Change in Control the participating director ceases to be a member of the Board of Directors, the Deferred Compensation Plan is terminated or the Company's capital structure is changed materially. The Deferred Compensation Plan was approved by the shareholders in 1993.

          The Company also has a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"), which was adopted by the Board of Directors and approved by the shareholders of the Company in 1996. The Deferred Stock Plan is designed to provide for the payment of a greater portion of the compensation of nonemployee directors of the Company in the form of equity, thereby more closely aligning the interests of the nonemployee directors with those of the other shareholders of the Company. Under the Deferred Stock Plan, an account is established for each nonemployee director to which deferred stock units are credited. Each deferred stock unit evidences the right to receive a share of common stock of the Company upon the director's termination of service. The Deferred Stock Plan provides that each nonemployee director may receive annual grants of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to nonemployee directors then in effect by the average daily closing price per share of common stock of the Company for the 20 trading days prior to the date of grant. On each date on which a regular cash dividend is paid on the common stock, the account of each eligible nonemployee director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of common stock evidenced by the deferred stock units credited to the account of each such nonemployee director.

          The entire balance of a nonemployee director's account will be paid to the director, in either a lump sum or installments at the election of such director, in shares of common stock of the Company, upon the director's termination of service. The total number of shares of common stock of the Company reserved for issuance pursuant to the Deferred Stock Plan is 300,000, subject to adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization. The Company is not currently issuing any units under the Deferred Stock Plan.

          The Company also has a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the Board of Directors in 1997. The Restricted Stock Plan was implemented to promote a greater identity of interests between the Company's nonemployee directors and its shareholders through increasing ownership of common stock by the nonemployee directors and to assist the Company in attracting and retaining qualified individuals to serve as nonemployee directors by affording them an opportunity to share in the future success of the Company. Under the Restricted Stock Plan, a number of restricted shares determined annually by the Board (the "Restricted Shares") are granted to each nonemployee director. On June 1, 2000, 750 Restricted Shares were issued to each nonemployee director. The Restricted Shares are held in special restricted accounts by the Company's exchange agent and the nonemployee directors have no right to receive the Restricted Shares until the restrictions lapse or are waived, at which time the shares are distributed in an aggregate amount upon retirement. With the exception of the restriction on selling, assigning, pledging or otherwise transferring the Restricted Shares, the nonemployee director is entitled to all rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares and receive dividends on the shares. The restrictions expire when the nonemployee director reaches age 70 (or the then current mandatory retirement age), or the nonemployee director ceases to be a director before reaching age 70 because of death or disability. The Chief Executive Officer of the Company has the power to waive the restrictions in the event the nonemployee director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.

          In accordance with the Restricted Stock Plan, dividends paid on Restricted Shares are credited to an account for each nonemployee director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the number of Restricted Shares granted to the nonemployee director upon which restrictions have not yet lapsed and deferred stock units previously credited to such nonemployee director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of common stock for the 20 trading days prior to the dividend payment date. The dividends held as deferred stock units will be paid to the nonemployee director in the form of common stock with fractional shares in cash upon the nonemployee director's termination of service, regardless of whether or not the Restricted Shares are ever distributed.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following is information regarding persons known to the Company to have beneficial ownership of more than 5% of the outstanding common stock of the Company, which is the only outstanding class of voting securities of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, Illinois 61710	11,065,811 shares(1)	10.9%
Gerald Ratner, as Attorney and Agent 222 North LaSalle Street Chicago, Illinois 60601	7,207,551 shares(2)	7.1%
Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	7,093,596 shares(3)	7.0%
AmSouth Bancorporation AmSouth Sonat Tower Birmingham, Alabama 35203	6,964,492 shares(4)	6.9%

(1)Based on information contained in the Schedule 13G/A, dated February 14, 2001, filed with the Securities and Exchange Commission. The total includes the following shares over which the listed entities have sole voting and dispositive power:

Affiliate
State Farm Life Insurance Company
State Farm Fire and Casualty Company
State Farm Mutual Automobile Insurance Company
State Farm Growth Fund, Inc.
State Farm Balanced Fund, Inc.
State Farm Variable Product Trust
State Farm Insurance Companies Employee Retirement Trust

State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees
       Equities Account
       Balanced Account

Shares 626 3,184 8,398,281 1,039,200 160,200 2,680 2,440 1,208,400 250,800

State Farm Mutual Automobile Insurance Company and each of the various listed affiliated entities expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."

(2)Based on information contained in a Schedule 13D, dated June 30, 1999, filed on behalf of Longview Management Group, LLC, Charles H. Goodman, James S. Crown, A. Steven Crown, William H. Crown and Geoffrey F. Grossman, as the trustee of The Edward Trust.

(3)Based on information contained in the Schedule 13G dated February 28, 2001, filed with the Securities and Exchange Commission.

(4)Based on information contained in a Schedule 13G, dated February 14, 2001, filed with the Securities and Exchange Commission. The total consists exclusively of shares of common stock held by estates and trusts of which AmSouth Bank, a subsidiary of AmSouth Bancorporation, is a fiduciary. No single one of these estates or trusts holds as much as 5% of the common stock of the Company. As reported in the Schedule 13G, AmSouth Bank has shared voting power with respect to 6,233,313 shares and shared dispositive power with respect to 6,364,785 shares.
STOCK OWNERSHIP OF MANAGEMENT

          The following table sets forth information, unless otherwise indicated, as of March 1, 2001, regarding beneficial ownership of the Company's common stock by each of the directors, the chief executive officer and the four other most highly compensated executive officers and the directors and executive officers of the Company as a group. This total includes all Company stock-based holdings as set forth in the footnotes. This table indicates the alignment of the named individual's financial interest with the interests of the Company's shareholders, because the value of the individual's total Company holdings will increase or decrease in line with the price of the Company's stock.

Name	Amount and Nature of Stock-Based Ownership	Percent of Class

Directors(1)
      Marion H. Antonini
      Philip J. Carroll, Jr.
      Livio D. DeSimone
      Phillip W. Farmer
      Ann McLaughlin Korologos
      Douglas J. McGregor(2)
      James V. Napier
      Donald B. Rice(3)
      Herbert A. Sklenar(4)
      Orin R. Smith
Chief Executive Officer and other
    Executive Officers(5)
Guy M. Badgett, III
Peter J. Clemens, III
Donald M. James
Daniel J. Leemon(6)
James W. Smack
All Directors and Executive Officers
     as a group (27 persons)

	102,273 3,664 45,972 3,306 30,509 33,456 14,184 11,935 688,818 47,002 127,419 319,490 590,592 171,253 136,884 3,204,433	* * * * * * * * * * * * * * * 3.0%

*Less than 1% of issued and outstanding shares of Company common stock.

(1)Beneficial ownership for the directors includes all shares held of record or in street name, or by trusts or family members, if noted. The amounts also include restricted shares granted under the Company's Restricted Stock Plan for Nonemployee Directors and phantom shares accrued under the Directors Deferred Compensation Plan, the Deferred Stock Plan and the Restricted Stock Plan, as follows:

	Shares owned Directly or Indirectly	Restricted Shares	Phantom Shares held pursuant to Plans
Marion H. Antonini Philip J. Carroll Livio D. DeSimone Phillip W. Farmer Ann McLaughlin Korologos Douglas J. McGregor James V. Napier Donald B. Rice Herbert A. Sklenar Orin R. Smith	21,850 -0- 7,378 1,000 3,069 1,350 3,150 1,950 352,668 3,150	1,645 1,150 1,645 750 1,645 1,645 1,645 1,645 1,645 1,645	78,778 2,514 36,949 1,556 25,795 30,461 9,389 8,340 6,359 42,207

(2)Includes 1,350 shares which are held in a trust of which Mr. McGregor is the trustee.
(3)Includes 1,200 shares which are held in a retirement trust of which Dr. Rice is the trustee and full beneficiary.
(4)In addition to the ownership set forth in footnote (1) above, includes the following stock ownership attributable to Mr. Sklenar's former employment as the chief executive officer of the Company: 270,000 options which are, or will be, exercisable as of May 30, 2001, 34,455 shares credited to Mr. Sklenar's account under the Company's Thrift Plan for Salaried Employees, and 23,691 USBP stock equivalents (see definition of "USBP" in footnote (5) below).
(5)Beneficial ownership for the executive officers includes shares held of record or in street name, or by trusts or family members as noted, including restricted shares. The amounts also include shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before May 30, 2001, shares credited to the executives' accounts under the Company's Thrift Plan for Salaried Employees ("Thrift Plan"), stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Company's Unfunded Supplemental Benefit Plan ("USBP") and phantom shares accrued under the Executive Deferred Compensation Plan ("Deferred Compensation"), as follows:

	Shares owned Directly or Indirectly	Exercisable Options	Thrift Plan and USBP	Deferred Compensation
Guy M. Badgett, III Peter J. Clemens, III Donald M. James Daniel J. Leemon James W. Smack	27,288 73,224 74,344 75,064 35,844	72,745 199,225 497,000 63,910 70,290	27,386 47,041 6,386 32,279 30,750	-0- -0- 12,862 -0- -0-

(6)Includes 8,300 shares held in two trusts of which Mr. Leemon is the trustee.
EXECUTIVE COMPENSATION

          The following table sets forth information concerning the annual and long-term compensation for Mr. James and the four other executive officers of the Company who were the most highly compensated for the fiscal year ended December 31, 2000.
Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Options Granted(2) (Number of Shares)	LTIP Payouts(3)	All Other Compensation(4)
Donald M. James Chairman and Chief Executive Officer	2000 1999 1998	$740,000 $675,000 $591,668	$800,000 $850,000 $750,000	220,000 195,000 135,000	$577,553 $413,389 $253,152	$54,600 $50,449 $40,150
Peter J. Clemens, III Executive Vice President	2000 1999 1998	$376,670 $355,668 $331,340	$340,000 $350,000 $320,000	65,000 56,475 39,000	$642,400 $460,460 $281,292	$39,878 $38,724 $33,827
James W. Smack President, Western Division	2000 1999 1998	$344,930 $332,040 $213,668	$260,000 $260,000 $214,000	30,000 30,225 19,800	$482,244 $331,423 $203,906	$32,934 $29,045 $21,154
Guy M. Badgett, III Senior Vice President, Construction Materials, East	2000 1999 1998	$301,674 $271,709 $242,504	$240,000 $270,000 $225,000	38,000 30,225 21,225	$482,244 $331,423 $203,906	$30,816 $28,323 $24,247
Daniel J. Leemon President, Midsouth Division	2000 1999 1998	$271,448 $252,270 $241,834	$221,000 $220,000 $225,000	23,000 17,775 19,800	$482,244 $354,092 $267,222	$27,295 $27,767 $25,000

(1)Consists of payments made under the Company's Management Incentive Plan ("MIP"). See the information under the heading "Change of Control Employment Agreements" below for information relating to payments in the event of a Change of Control.

(2)See Option Grant Table on page 12 for more detail concerning the option grants.

(3)Represents the dollar value of performance shares paid under the Company's 1991 Long-Range Performance Share Plan (the "1991 Plan") which were awarded in 1995, the last year grants were made under the 1991 Plan. Payment of performance share awards was subject to conditions for payment which were set by the Compensation Committee. The Compensation Committee determined that payment with respect to one-half of the award was to be based on a comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of a group of comparison companies which was selected by the Compensation Committee at the time awards were made. Payment with respect to the other one-half of the award was to be based on a comparison of the Company's return on investment performance with the return on investment performance of the companies constituting the comparison group. Payments under the 1991 Plan were made only if the Company's performance in growth in earnings per share or in return on investment placed it in at least the 50th percentile in a ranking of companies in the comparison group.

The Company's performance with respect to earnings per share or return on investment must place it at the 50th percentile in the comparison group in order to earn 50% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it at the 75th percentile in the comparison group in order to earn 100% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it in the 100th percentile in the comparison group in order to earn 150% of the half of the award allocated to such criterion.

Unless the Committee otherwise determined, payments under the 1991 Plan which were made in common stock, were valued at the average of the high and low trading prices of the stock on the date of payment.

(4)These amounts consist of Company contributions made on behalf of the named employee to the Company's Thrift Plan for Salaried Employees (the "Thrift Plan") and to the Company's Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan"). Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. The following amounts were contributed pursuant to the Thrift Plan during 2000: Mr. James $5,960, Mr. Clemens $9,227, Mr. Smack $9,360, Mr. Badgett $9,360, and Mr. Leemon $9,360. The following amounts were accrued pursuant to the Supplemental Plan during 2000: Mr. James $48,640, Mr. Clemens $30,651, Mr. Smack $23,574, Mr. Badgett $21,456, and Mr. Leemon $17,935.
Option Grants in 2000

          The following table sets forth each grant of stock options during 2000 to Mr. James and the other named executive officers:

Name	Number of Securities Underlying Options Granted(1)	% of Total Shares Granted	Exercise or Base Price	Expiration Date	Grant Date Present Value ($)(2)
D. M. James P. J. Clemens, III J. W. Smack G. M. Badgett, III D. J. Leemon	220,000 65,000 30,000 38,000 23,000	17.77 5.25 2.42 3.07 1.86	$42.34 $42.34 $42.34 $42.34 $42.34	2/10/10 2/10/10 2/10/10 2/10/10 2/10/10	$1,969,000 $581,750 $268,500 $340,100 $205,850

(1)Reflects nonqualified options granted pursuant to the Company's 1996 Long-Term Incentive Plan. The option exercise price of all options granted equals the fair market value of the shares of common stock of the Company on the date of grant. The options are subject to vesting in 20% increments over a five-year period, unless accelerated upon the optionee's death, disability or retirement or upon a Change of Control of the Company as defined in the 1996 Long-Term Incentive Plan.

(2)Pursuant to the rules of the Securities and Exchange Commission, the Company has elected to provide a grant date present value for these option grants determined by a Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 25.54% (derived by using daily closing stock prices for the twelve months preceding the grant date), a dividend yield of 1.98%, an interest rate of 6.78% (the rate on a U.S. Treasury note with a maturity date of five years from the grant date), and an expected time of exercise of six years from grant date. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

          The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 2000. No stock options were exercised by the executive officers named below during 2000.

	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name	Exercisable(1)	Unexercisable(2)	Exercisable(1)	Unexercisable(2)
D. M. James P. J. Clemens, III J. W. Smack G. M. Badgett, III D. J. Leemon	321,000 90,660 45,315 45,885 42,825	559,000 160,565 79,560 88,415 62,600	$7,274,255 $2,049,693 $1,012,589 $1,021,118 $1,005,758	$5,651,210 $1,575,934 $781,061 $838,384 $714,774

(1)The number of securities underlying unexercised options consists of presently exercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of unexercised in-the-money options represents the difference between the fair market value of the shares subject to unexercised options as of December 31, 2000 and the option exercise price of the shares. A fair market value of $47.91 per share is used and is based upon the high/low average price of the common stock on the New York Stock Exchange on December 29, 2000, the final trading day of 2000. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.

(2)Consists of presently unexercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of the unexercisable in-the-money options represents the difference between the fair market value of the shares subject to the options as of December 31, 2000, and the option exercise price of the shares. A fair market value of $47.91 per share is used and is based upon the high/low average price of the common stock on the New York Stock Exchange on December 29, 2000, the final trading day of 2000. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.
REPORT OF THE AUDIT REVIEW COMMITTEE

          The Audit Review Committee of the Board of Directors is responsible for, among other things, reviewing the Company's financial statements with management and the Company's independent auditor.

          Management of the Company is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

          In connection with the fiscal 2000 audit, the Audit Review Committee has:

- - - -

Reviewed and discussed the audited financial statements of the Company with management;

Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

Recommended, based on the reviews and discussions noted above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

         In compliance with the requirements of the New York Stock Exchange, the Board of Directors has adopted a formal written charter for the Audit Review Committee, a copy of which is attached to this Proxy Statement as Appendix A. The members of the Audit Review Committee have been determined to be independent in accordance with the requirements of the NYSE Listing Standards.
Audit Review Committee Marion H. Antonini, Chairman Phillip W. Farmer Ann McLaughlin Korologos Douglas J. McGregor James V. Napier Donald B. Rice

          THE FOREGOING REPORT SHALL NOT BE DEEMED INCORPORATED BY ANY GENERAL STATEMENT OR REFERENCE TO THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.
AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND OTHER FEES

          Fees paid by the Company for the last annual audit were $712,000. The Company did not pay any fees to its auditors during the last fiscal year for financial information systems design and implementation fees. The Company paid $250,000 to its auditors for all other fees, which includes fees for tax consulting, audits of the Company's employee benefit plans and other non-audit services. All fees were paid to the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. The Audit Review Committee has considered whether the provision of the services included in other fees is compatible with maintaining the auditor's independence.
REPORT OF THE COMPENSATION COMMITTEE

          Under the supervision of the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of nonemployee directors, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's senior managers with those of its shareholders. The objective of the Company is to provide a competitive compensation program that reflects both Company and individual performance. The Committee believes that the senior management of the Company is dedicated to achieving superior financial performance and that the performance-based compensation policies and plans the Committee has implemented contribute to achieving this management focus. Compensation for senior management, including the Chief Executive Officer, consists of base salary and annual and long-term incentive compensation. The annual and long-term incentive compensation is directly related to the Company's performance as measured by specific financial factors.

          The Committee sets base salaries, determines the amounts payable under the Management Incentive Plan, makes awards under the 1996 Long-Term Incentive Plan (the "1996 Plan") and authorizes payments under the predecessor 1991 Long-Range Performance Share Plan (the "1991 Plan") for all officers of the Company, division presidents and Chemicals Group business unit presidents (the "Senior Executives"). This group includes Donald M. James, Chairman of the Board and Chief Executive Officer and each of the other four executive officers named in the Summary Compensation Table. In addition, the Committee determines the total amount payable to all other eligible employees under the Management Incentive Plan, and authorizes awards under the 1996 Plan and payments under the 1991 Plan to all other eligible employees.

          Base Salary. The base salary of each Senior Executive (other than the Chief Executive Officer) is established annually by the Committee based on the recommendation of the Chief Executive Officer and is set independently from the other elements of the compensation package. The recommendations of the Chief Executive Officer are developed by a process which begins with the establishment of a competitive market salary rate for each Senior Executive position. The competitive market salary rate is based on a study conducted by the Company's human resources staff of salaries paid to executives in comparable positions at companies of comparable size to the Company. In order to set these market rates, the Company's human resources staff relies on data from general industry surveys. The companies in the Wilshire Materials and Services Index, the performance of which is charted in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the surveys. The competitive market rates are generally targeted to the medians of the salaries identified in the surveys. The competitive market rate for each Senior Executive is then reviewed by the Chief Executive Officer and individual salaries are proposed to the Committee based on the established rate and the results of individual performance evaluations that take into account, among other factors, the achievement of individual, group and company-wide performance goals. The resulting recommendations are then presented to the Committee, along with data supporting the recommendations. The Committee typically follows the recommendations of the Chief Executive Officer in setting the salaries of the Senior Executives other than the Chief Executive Officer. The 1999 base salaries of the Senior Executives were increased in 2000 to reflect increases in competitive market rates and the performance of the Senior Executives. The average of the salaries paid to the Senior Executives in 2000 was at the median of the competitive market rates.

          In establishing the Chief Executive Officer's salary, the Committee also reviews the competitive market rate for his position, its assessment of his performance and the Company's performance. Mr. James does not participate in setting his own salary. In February, 2000, the Committee increased Mr. James' salary based on its consideration of his performance with respect to a number of factors, including the Company's strong financial performance in 1999 and its successful business development program.

          Management Incentive Plan. The purpose of the Management Incentive Plan is to promote the profitability of the Company by providing incentive and reward for those employees who lead the Company's efforts to improve the operating progress and earnings of the Company. Annual incentive awards under the Company's Management Incentive Plan are tied directly to the Company's performance and that of individual profit centers as measured by specific financial performance factors approved by the Committee. After the end of each fiscal year and completion of the audit of the Company's financial statements for that year, the Committee establishes the amount to be added to the Management Incentive Plan fund, which amount, in accordance with the terms of the Management Incentive Plan, cannot exceed 121/2% of consolidated net earnings in excess of an amount equal to 6% of net capital for such year. The amount added to the fund is usually well below the maximum allowable.

          The Committee sets the target bonus for each Senior Executive; it is equivalent to a specified percentage of each Senior Executive's base salary. Generally, this percentage becomes greater as the level of the Senior Executive's responsibility increases. The amount of any award to an individual under the Management Incentive Plan may be lower or higher than the individual's target bonus depending on the overall corporate or profit center or group performance and the individual's personal performance.

          Since 1996, the Company has used Economic Profit ("EP") as the primary financial performance measure upon which awards under the Management Incentive Plan are based. It is the view of the Committee and management that improvement in EP is closely correlated with an increase in share price. EP is derived by subtracting a capital charge from the Company's net operating profit after taxes. EP performance for 2000 was compared to a targeted performance level. Bonuses under the Management Incentive Plan are increased or decreased proportionately in relation to the success or failure of the Senior Executive in achieving EP objectives.

          Also in 1996, the Committee determined that individual deferred bonus accounts should be utilized in the administration of the Management Incentive Plan. Such deferred bonus accounts are designed to enhance the motivational value of the Management Incentive Plan by providing Management Incentive Plan participants an equity-like stake in the future performance of the Company. Each year the deferred bonus account is credited or debited to reflect EP and individual performance, and one-half of the resulting account balance is paid to the participant. The remaining account balance is carried forward for use in determining payments in subsequent years.

          In establishing the 2000 Management Incentive Plan awards, the Committee reviewed with the Chief Executive Officer (Mr. James) management's recommendations concerning the bonuses to be awarded and the target bonuses established for each position. These recommendations did not include any recommendations with respect to Mr. James.

          The Management Incentive Plan payment to Mr. James with respect to 2000 was determined as described above. In addition, the Committee independently evaluated Mr. James' performance in his role as Chief Executive Officer. The Committee took note of the strong performance in the construction materials segment which experienced its seventh consecutive year of record earnings; its ninth consecutive year of record shipments; and its eight consecutive year of record sales. Mr. James has also provided leadership in evaluating and implementing growth opportunities. The Company successfully completed aggregates acquisitions which significantly strengthened the Company's positions in Virginia and South Carolina and added operations in Maryland, and Pennsylvania. The Company also completed construction and commenced operations of new Chloralkali and EDC plants which are owned in a joint venture. Based on 2000 performance, Mr. James' payment under the Management Incentive Plan was 107% of his base salary.

          Long-Term Incentives. Long-term incentives are provided under the 1991 Plan and the 1996 Plan (collectively, the "Plans"). The purpose of the Plans is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The last award under the 1991 Plan was granted in 1995. No future awards will be made under the 1991 Plan.

          At the annual meeting in May 1996, the shareholders approved the adoption of the 1996 Plan. The 1996 Plan authorizes the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based incentives which may be adopted by the Committee. In 2000, long-term incentive awards were made exclusively in the form of nonqualified stock options. The value of such stock option awards to the Senior Executives was determined based on a percentage of the base salary market rate for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

          The nonqualified stock options granted in 2000, have a ten-year term and vest in equal amounts over a five-year period, unless accelerated due to the retirement, death or disability of the optionee. The exercise price of the stock options is equal to the market price of the common stock on the date of the grant and, therefore, will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders.

          Awards of performance shares under the 1991 Plan were made annually through 1995 by the Committee and have a maturity period of five years (except for awards for shorter periods made to executives who are within five years of retirement). One performance share corresponds to one share of common stock, but carries no voting or dividend rights. The Committee established conditions for payment and selected a group of companies to which the Company's performance would be compared over the five-year award period. As determined by the Committee, payment with respect to one-half of each performance share award was based on comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of the comparison companies. Payment with respect to the other one-half of the award was based on a comparison of the Company's return on investment performance with the return on investment performance of the comparison companies. The companies in the Wilshire Materials and Services Index, which is used in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the comparison group. In setting the number of shares to be awarded to each Senior Executive, the Committee used a formula approach. The value of the performance shares awarded generally was equal to a percentage of the sum of the market rate salary and the target bonus for each Senior Executive. Generally, this percentage increased as the level of the Senior Executive's responsibility increased.

          In May 2000, the Committee determined that conditions established with respect to performance shares awarded in 1995 had been met to the extent that 136% of the awards made in that year were earned and paid. The Company's performance with respect to the five-year award period placed it at the 95th percentile in return on investment and at the 81st percentile in growth in earnings per share with respect to a comparison group of companies. The performance share payment made to Mr. James in 2000 was the same payout percentage that was paid to all other participants in the 1991 Plan.

          Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, prohibits a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other highest paid executive officers. To date, none of the executives named in the Summary Compensation Table, with the exception of Mr. James, has received annual compensation exceeding $1 million.

          Internal Revenue Service regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. It is the Committee's understanding that awards and payments made pursuant to the 1991 Plan and the options granted under the 1996 Plan should qualify under the regulations as "performance-based" compensation. The new Executive Incentive Plan that is being presented to shareholders for approval at the annual meeting provides awards that satisfy the criteria necessary to be deemed "qualified performance-based compensation." Therefore, the Board has recommended to the shareholders the approval of the Executive Incentive Plan and this will be voted upon at the annual meeting.
Compensation Committee O. R. Smith, Chairman M. H. Antonini P. J. Carroll, Jr. L. D. DeSimone J. V. Napier
SHAREHOLDER RETURN PERFORMANCE PRESENTATION

          The following graph and table compare the performance of the Company's common stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Wilshire Materials and Services Sector ("Wilshire 5000 M&S") for the period commencing December 31, 1995, and ending on December 31, 2000. The Wilshire 5000 M&S is a market capitalization weighted sector containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes the Company and approximately 1,600 other corporations, some of which are in the mining and chemicals industries. The sector is one of nine sectors that make up the Wilshire 5000 Index. The graph assumes that the index value of the investment in the Company's common stock was 100 on December 31, 1995, and that all dividends have been reinvested.
COMPARATIVE TOTAL RETURNS TO SHAREHOLDERS [CHART]

Index as of December 31
Vulcan (VMC) S&P 500 Index Wilshire 5000 M&S	1995 100 100 100	1996 109 123 113	1997 187 164 116	1998 245 211 116	1999 227 255 150	2000 278 232 103

RETIREMENT INCOME PLAN

          The Retirement Income Plan for Salaried Employees of Vulcan Materials Company (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or later actual retirement) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under the Company's Management Incentive Plan, as described in the "Salary" and "Bonus" columns of the Summary Compensation Table. The benefit amounts are subject to deductions equal to 1.34% of a participant's monthly primary social security benefit for each year of benefit service, up to a maximum of 50% of the primary social security benefit. There were no contributions by the Company to the Retirement Plan in 1999 due to the full funding limitations imposed by federal law.

          Under Section 415 of the Code, the maximum benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2000 is $130,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $160,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, the Company has an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables the Company to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

          The Supplemental Plan is unfunded and amounts due the employees covered thereby are general obligations of the Company; however, the Supplemental Plan contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Supplemental Plan.

          The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change of Control of the Company (as defined in the Supplemental Plan) if, simultaneously with or subsequent to the Change of Control, the participant's employment is terminated, the Supplemental Plan is terminated or the Company's capital structure is changed materially.

          Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 2000, to an employee retiring at age 65 payable in the form of a single life annuity and is subject to the above-described deduction for the primary social security benefit.
Remuneration $100,000 150,000 200,000 250,000 300,000 350,000 400,000 500,000 600,000 700,000 800,000 900,000 1,000,000	15 Years 25,200 37,800 50,400 63,000 75,600 88,200 100,800 126,000 151,200 176,400 201,600 226,800 252,000	20 Years 33,600 50,400 67,200 84,000 100,800 117,600 134,400 168,000 201,600 235,200 268,800 302,400 336,000	25 Years 40,650 60,975 81,300 101,625 121,950 142,275 162,600 203,250 243,900 284,550 325,200 365,850 406,500	30 Years 47,700 71,550 95,400 119,250 143,100 166,950 190,800 238,500 286,200 333,900 381,600 429,300 477,000	35 Years 54,750 82,125 109,500 136,875 164,250 191,625 219,000 273,750 328,500 383,250 438,000 492,750 547,500	40 Years 58,000 87,000 116,000 145,000 174,000 203,000 232,000 290,000 348,000 406,000 464,000 522,000 580,000

          The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 2000, for Mr. James and the four other executive officers named in the Summary Compensation Table are shown below.

Name	Years of Benefit Service as of 12/31/00
Donald M. James Peter J. Clemens, III James W. Smack Guy M. Badgett, III Daniel J. Leemon	8 23 18 30 19	5/12 2/12 1/12 5/12

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

          In February 2000, the Company entered into change of control agreements with each of the named executives and with certain other key executives. Each of the agreements has an initial three-year term, which on each anniversary of the execution of the agreement is extended for an additional year unless the Company notifies the executive otherwise at least 60 days prior to the anniversary date (the "Covered Period"). If a Change of Control occurs during the Covered Period, the agreement is activated (the date of such Change of Control being referred to as the "Effective Date"). From the Effective Date, the Company agrees to employ the executive for a two-year period generally on terms (including salary, bonus, participation in long-term incentive, savings and retirement and welfare benefits plans and fringe benefits) no less favorable than were provided to the executive prior to the Change of Control. A "Change of Control" includes (1) the acquisition by any individual or group (other than from the Company) of beneficial ownership of 20% or more of the outstanding common stock, (2) a change in at least a majority of the Board members (other than generally as approved by the incumbent Board members) or (3) certain business combination transactions.

          If, during the two-year period, the Company terminates the executive's employment (other than for cause or due to death or disability) or the executive terminates his employment for good reason (and, in the case of Messrs. James and Clemens, the executive terminates his employment for any reason during the 30-day period following the first anniversary of a Change of Control transaction in which the Company is not the survivor), the executive will be entitled to receive: (1) a payment in cash equal to three times the sum of (a) the executive's then current annual base salary, (b) the higher of the executive's Recent Annual Bonus (as defined by the agreement) and the annual bonus for the year in which the date of termination occurs, and (c) the value of the executive's annual long-term incentive award; (2) accrued but unpaid compensation (including a pro rata portion of the executive's bonus for the year in which the termination occurs (or, if higher, the executive's Recent Annual Bonus) and accrued vacation pay); (3) an amount equal to the actuarial present value of the additional pension benefits the executive would have received under the Company's qualified and supplemental retirement plans if he had continued to be employed by the Company for an additional three years; and (4) an amount equal to the additional matching contributions the executive would have received under the Company's qualified and non-qualified savings plans if he had continued to be employed by the Company for an additional three years. The executive also will be entitled to receive (1) a continuation of welfare and fringe benefits for three years and (2) Company-paid outplacement services in an amount up to $50,000. In addition, subject to certain limitations, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code.

          These change of control employment agreements take the place of the executive's participation under the Company's Employee Special Severance Plan, which has been discontinued.
2. APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

          The shareholders of the Company are being asked to approve the Executive Incentive Plan ("EIP"), a copy of which is annexed to this Proxy Statement as Appendix B. The EIP is designed to continue the existing performance-based incentive concepts used by the Company for many years and to make the necessary technical changes to ensure the deductibility of awards under the EIP to executive officers. Under Section 162(m) of the Code, publicly traded corporations are not entitled to deduct for federal income tax purposes compensation paid to "covered employees," as defined in the Code, to the extent that payments for any year to any such employee, exceeds $1,000,000 per year, unless the payments qualify for an exception to the deductibility limit. One such exception is compensation paid under a performance-based compensation plan which has been approved by shareholders.

          The Board of Directors believes that the Company's compensation policy should continue to be performance-based and implemented in a manner which maximizes the deductibility for federal income tax purposes of compensation paid by the Company. For years, the Company's Management Incentive Plan has been an integral part of its compensation program to reward executive officers (and other key salaried employees) for the attainment of specified corporate financial performance goals. That plan was approved by the shareholders of the Company in 1973. The awards made pursuant to the Management Incentive Plan have been performance-based, but the Plan did not meet the technical requirements of Section 162(m) of the Code. Since 1996, awards under the Management Incentive Plan have been based on "economic profit," the Company's method of measuring the increase or decrease in economic value accruing to its shareholders; the EIP will also base payouts on economic profit performance compared to predetermined targets. Therefore, in keeping with the goal to foster performance-based awards while maximizing deductibility for the Company, the Board has adopted, subject to shareholder approval, the EIP which is designed to provide awards to certain of the Company's executive officers that will qualify as "performance-based compensation" under Section 162(m) of the Code.

          The following is a summary description of the material terms of the EIP. This summary is qualified in its entirety by reference to the full text of the EIP, which is attached hereto as Appendix B .

          The purpose of the EIP is to provide a means of rewarding certain executive officers of the Company who have contributed to the profitability of the Company in a manner which permits such compensation to be deducted by the Company for federal income tax purposes. The administration of the EIP is vested in the Compensation Committee, each member of which is required to qualify as an "outside director" as that term is defined in regulations under Section 162(m) of the Code.

          Within the first ninety days of each calendar year, the Compensation Committee will determine the executives eligible to participate in the EIP for that year, based on certain criteria, including their potential of exceeding the $1 million deductibility cap for that year. To date, only the Chief Executive Officer, Mr. James, has received compensation exceeding $1 million in any year. No payments may be made pursuant to the EIP unless the Consolidated Net Earnings of the Company exceed 6% of the Net Capital for that year. Consolidated Net Earnings is defined as the sum of (i) the amount of net earnings (before any deduction for dividends) as reported in the statement of earnings, except for items which are classified therein as extraordinary items and which shall be excluded in the computation of Consolidated Net Earnings and (ii) interest on long-term debt included in Net Capital, such interest to include charges or credits arising out of premium or discount paid or received with respect to such debt, and such interest to be adjusted for the provision for federal and state income taxes attributable thereto. Net Capital is defined as the sum of (i) long-term debt (comprising bonds, debentures and promissory notes having a maturity at the time of creation of more than one year), (ii) issued capital stock, (iii) capital in excess of par value and (iv) earnings retained in the business and reserves created by appropriations therefrom, less the cost of treasury stock, all as shown in the balance sheet as of the end of the preceding year, with appropriate prorated adjustment, as approved by the public accountants in accordance with the EIP, for any change during the year arising from increase or decrease of outstanding principal of long-term debt or from original issuance or redemption and retirement of capital stock.

          If the Company meets this stated performance target, then the Compensation Committee will establish an Incentive Reserve for the payment of awards under the EIP equal to 4% of Consolidated Net Earnings in excess of 6% of Net Capital. During the first 90 days of each year, the Compensation Committee will establish the Award Percentage of the Incentive Reserve for each of the executives eligible to receive an award under the EIP. No executive's Award Percentage will exceed 100%, and the sum of the Award Percentages each year will also not exceed 100% of the Incentive Reserve for that year. The Award Percentage represents the maximum portion of the Incentive Reserve that can be paid to each eligible participant for that year. The Compensation Committee may then exercise discretion to reduce (but not to increase) the actual individual awards.

          Because the Incentive Reserve will be based upon Consolidated Net Earnings and Net Capital and the actual awards will be based on economic profit performance against an established target, the amount of any awards that may be payable to participants for 2001 cannot currently be determined. However, if Mr. James and the other named executive officers had been participants under the EIP for the year 2000, the awards would have closely approximated the amounts listed under the heading "Bonus" on the Summary Compensation Table set forth on page 11 of this Proxy Statement.

          The Board may amend the EIP at any time, provided that the changes made are consistent with the provisions of the Code and do not adversely affect the ability of the Company to deduct the compensation which may be paid pursuant to the EIP for federal income tax purposes. No amendment that requires shareholder approval under the Code will become effective without that approval.

          The EIP will be substantially similar in operation to the Management Incentive Plan which has been used to make bonus awards to executives for a number of years. It is the intent of the Board that the awards made pursuant to the EIP to the executives will approximate the bonuses historically paid by the Company to the executives pursuant to the Management Incentive Plan, which will continue in effect for all other executives and key salaried employees. However, under the EIP (other than certain payments made in the event of a change in control) any amounts paid will now be deductible by the Company for federal income tax purposes. No bonuses will be paid under the EIP unless it is approved by shareholders.
The Board of Directors recommends a vote FOR the proposal to approve the Executive Incentive Plan
3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          Upon recommendation of the Audit Review Committee, which is composed of directors who are not employees of the Company, the Board of Directors has appointed Deloitte & Touche LLP, a firm of independent certified public accountants, as independent auditors for the year 2001 and until their successors are chosen. The function of the independent auditors is to audit the accounts and records of the Company, to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and consolidated statements of cash flows of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board of Directors. Although shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the shares voting at the annual meeting fails to ratify the selection of Deloitte & Touche LLP as independent auditors, the Board of Directors will consider the selection of another independent certified public accounting firm.

          The firm of Deloitte & Touche LLP, or its predecessors, has audited the Company's financial statements since 1956. A representative of that firm will be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.
The Board of Directors recommends a vote FOR the proposal to ratify its independent auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the common stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 2000, and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2000, all filing requirements applicable to its officers, directors and shareholders were complied with in a timely manner except that a Form 5 for William L. Glusac was filed late.
SHAREHOLDER PROPOSALS FOR 2002

          To be eligible for inclusion in the Company's Proxy Statement and form of proxy for its 2002 annual meeting, a shareholder's proposal must be received by the Company at its principal office no later than December 1, 2001. Proposals should be addressed to William F. Denson, III, Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014.
VULCAN MATERIALS COMPANY WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 March 30, 2001

PROXY VULCAN MATERIALS COMPANY Annual Meeting of Shareholders May 11, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VULCAN MATERIALS COMPANY

The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and ORIN R. SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if present at the 2001 Annual Meeting of Shareholders to be held May 11, 2001, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

Election of Directors.
Nominees for Election as Directors: (three year terms) 01 Douglas J. McGregor, 02 Donald B. Rice and 03 Orin R. Smith.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors' recommendations. Please mark, sign, date, and return this Proxy promptly using the enclosed envelope.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the shareholder in the Thrift Plan for Salaried Employees, Construction Materials Divisions Hourly Employee Savings Plan and the Chemicals Group Hourly Employees Savings Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plans.

SEE REVERSE SIDE
DETACH HERE ABOVE IS YOUR PROXY CARD
X	Please mark your votes as in this example.
This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposals 2 and 3.
The Board of Directors recommends a vote FOR its nominees and FOR proposals 2 and 3.

1.  Election of Directors. (See reverse) FOR [_]     WITHHELD [_]
For, except vote withheld from the following nominee(s) _______________________
2.  Approval of the Executive Incentive Plan.  FOR [_]     AGAINST [_]     ABSTAIN [_]
3.  Ratification of Deloitte & Touche LLP as independent auditors for the year 2001. FOR [_]     AGAINST [_]     ABSTAIN [_]

Please sign name(s) exactly as printed hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.

__________________________________________

__________________________________________
SIGNATURE(S)                           DATE

DETACH HERE

To Vulcan Materials Company Shareholders:

Vulcan Materials Company encourages you to take advantage of two new and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. This eliminates the need to return this proxy card.

To vote your shares electronically, you must use the Voter Control Number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To Vote By Phone:	On a touch-tone telephone dial 1-877-PRX-VOTE (1-877-779-8683). You will be asked to enter the Voter Control Number. Then follow the instructions.
To Vote By Internet:	Log on the Internet and go to the website http://www.eproxyvote.com/vmc. Click on the "Proxy Voting" icon. You will be asked to enter your voter control number. Then follow the instructions.
To Vote By Mail:	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

You are invited to attend the 2001 Annual Meeting of Shareholders on Friday, May 11, 2001, at 10:00 a.m. at the Company's headquarters, 1200 Urban Center Drive, Birmingham, Alabama.

Thank you in advance for voting on these important issues.

William F. Denson, III
Secretary